UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Landry’s Restaurants, Inc.

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September 6, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders that will be held on September 27, 2007, at 3:00 p.m., local time, at the Landry’s Restaurants corporate offices, 1510 West Loop South, Houston, Texas.

The enclosed notice and proxy statement contain details concerning the business to come before the meeting. You will note that our Board of Directors recommends a vote “FOR” the election of six directors to serve terms of office expiring at the 2008 Annual Meeting of Stockholders. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to ensure that your shares will be represented and voted at the meeting even if you cannot attend.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Very truly yours,

Tilman J. Fertitta
Chairman of the Board,
President and Chief Executive Officer

LANDRY’S RESTAURANTS, INC.

1510 West Loop South

Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 27, 2007

Notice is hereby given that the Annual Meeting of Stockholders of Landry’s Restaurants, Inc. will be held at Landry’s Restaurants corporate offices, 1510 West Loop South, Houston, Texas, on September 27, 2007, at 3:00 p.m., local time, for the following purposes:

1.	To elect six directors to serve a term of office expiring at the 2008 Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified;

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on August 27, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Annual Meeting and during regular business hours at our corporate offices at 1510 West Loop South, Houston, Texas 77027, for 10 days prior to the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes, even if you cannot attend, and in order that the presence of a quorum may be assured at the Annual Meeting. In the event you decide to attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

BY ORDER OF THE BOARD OF DIRECTORS

Steven L. Scheinthal, Secretary

DATED: September 6, 2007

LANDRY’S RESTAURANTS, INC.

1510 West Loop South

Houston, Texas 77027

PROXY STATEMENT

Landry’s Restaurants Inc., or the “Company,” is mailing this proxy statement with the accompanying proxy card and its Annual Report to you on or about September 6, 2007. The enclosed proxy is solicited by the Board of Directors of the Company in connection with the Annual Meeting of Stockholders to be held on September 27, 2007, and any adjournment of that meeting. The Annual Meeting will be held at 3:00 p.m., local time, at Landry’s Restaurants corporate offices, 1510 West Loop South, Houston, Texas.

GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE?

If you are a holder of the Company’s common stock according to its records at the close of business on August 27, 2007 (the record date for the Annual Meeting), you are entitled to vote at the Annual Meeting. On the record date, the Company had 18,263,348 shares of common stock issued and outstanding, exclusive of treasury shares. Each issued and outstanding share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting and can be voted only if the owner of record is present to vote or is represented by proxy.

HOW ARE VOTES COUNTED?

The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes are treated in the same manner as shares present or represented at the Annual Meeting for purposes of determining the existence of a quorum. (A “broker non-vote” occurs when a registered broker holding a customer’s shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter. The broker will indicate this on the proxy card.)

The total number of votes that are cast “for” a proposal will determine whether the proposal is adopted. Abstentions are counted in determining the total number of votes cast. Broker non-votes are not counted in determining the number of votes cast.

The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote is required to elect directors. In voting for the election of directors, you may cast your vote in favor or against, but you may not specify an abstention.

WHAT HAPPENS IF I VOTE BY PROXY?

If you sign, date and return the enclosed proxy card in time for the Annual Meeting and do not subsequently revoke it, your shares will be voted in accordance with your instructions as marked on the proxy card. If you sign, date and return the proxy card, but do not specify how your shares are to be voted, then your shares will be voted FOR all nominees for director. The Company is not aware of any matter to be considered at the Annual Meeting other than those referred to in this proxy statement. If any other business should properly come before the Annual Meeting, the persons named on the proxy card will vote according to their best judgment.

CAN I REVOKE MY PROXY CARD INSTRUCTIONS?

You may revoke your proxy at any time before it is exercised by returning to the Company another properly signed proxy card representing your shares and bearing a later date, or by delivering a written revocation letter to Steven L. Scheinthal, Secretary of the Company, or by attending the Annual Meeting in person, notifying the Secretary, and voting by ballot at the Annual Meeting. Mr. Scheinthal’s mailing address is Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas 77027.

Any stockholder of record attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

WHAT DO I NEED TO DO IF I PLAN TO ATTEND THE ANNUAL MEETING?

If you are a holder of record of shares of common stock and you plan to attend the Annual Meeting, you need only bring a form of personal identification with you in order to be admitted to the Annual Meeting. If you are not a record holder of shares but hold the Company’s common stock through a bank or broker, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you hold your shares through a broker or bank and want to vote in person at the Annual Meeting, you will need to contact the registered holder of your shares and obtain a proxy in your name from that registered holder.

WHO PAYS THE EXPENSES OF THIS SOLICITATION?

The Company bears the cost of preparing, assembling and mailing the notice, proxy statement and proxy card for the Annual Meeting. In addition to such solicitation by use of the mail, the Company’s employees may solicit proxies by personal interview, by telephone or by other means of communication, without any additional compensation. The Company will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, with proxy materials for transmittal to the beneficial owners, and the Company will reimburse the record holders for their reasonable expenses in transmitting those materials.

PROPOSAL I—ELECTION OF DIRECTORS

The Board of Directors has set the number of directors at six in accordance with the Company’s By-laws. All directors who have been nominated have consented to stand for election. Each nominee will serve until the 2008 Annual Meeting of the Company’s stockholders or until his respective successor is duly elected and qualified. A majority of shares present at the Annual Meeting is required to be cast in favor of a nominee for the election of each of the nominees listed below. At the Annual Meeting, the common stock represented by proxies, unless otherwise specified, will be voted for the election of the six nominees named below.

Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if that situation arises prior to the Annual Meeting, the persons named on the enclosed form of proxy will vote for a substitute nominee in accordance with their best judgment.

As set forth below, the Nominating and Corporate Governance Committee has established criteria for the selection and recommendation of candidates to become nominees submitted by the Board of Directors for election to the Board by the Company’s stockholders. As used herein, “Non-Employee” Directors are all Directors who are not Company employees. The Non-Employee Director nominees are Messrs. Chadwick, Richmond, Taylor and Brimmer.

Director Independence

The Board of Directors has set forth standards for determining if a Director is “independent” in accordance with the criteria, including any additional requirements for the committees on which each Director serves, set forth by the NYSE and the SEC. Our Corporate Governance Guidelines provide that a Director will be considered independent if, in addition to meeting applicable NYSE and SEC criteria, the director meets the following standards:

•	No director who is an employee, or whose immediate family member is an executive officer of ours is independent until three years after the end of such employment relationship.

•

No director who received, or whose immediate family member receives, more than $100,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•

No director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of ours is independent until three years after the end of the affiliation or the employment of such auditing relationship.

•

No director who is employed or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee is independent until three years after the end of such service or the employment relationship.

•

No director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is independent until three years after falling below such threshold.

In the course of the Board’s determination regarding the independence of each Non-management Director, it considered any transactions, relationships and arrangements between the director and the Company as required by the independence requirements set forth above. The Board of Directors has determined that Messrs. Taylor, Chadwick, Richmond and Brimmer are independent directors in accordance with the above criteria.

Executive Sessions of the Board of Directors

Non-Employee Directors have the right to meet in executive sessions prior to or after scheduled meetings of the Board of Directors. Unless otherwise designated, Joe Max Taylor, the Chairman of the Compensation Committee, serves as the presiding director at each such executive session.

Communications with Directors

The Board of Directors has adopted corporate governance guidelines that provide that our security holders and other interested parties may communicate with one or more of our Directors, including the Non-Employee Directors, by mail in care of: Steven L. Scheinthal, Secretary, Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas 77027. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate director or directors for review.

The following information is set forth with respect to the persons nominated for election as a director.

Nominees for Election at the Annual Meeting

Name	Age	Positions	Director Since	Term Expires
Tilman J. Fertitta (3)	50	President, Chief Executive Officer and Director	1993	2007
Steven L. Scheinthal (3)	46	Executive Vice President and General Counsel, Secretary and Director	1993	2007
Kenneth Brimmer (1)(4)	52	Director	2004	2007
Michael S. Chadwick (1)(2)	55	Director	2001	2007
Michael Richmond (1)(2)	59	Director	2003	2007
Joe Max Taylor (2)(4)	74	Director	1993	2007

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Executive Committee
(4)	Member of Nominating and Corporate Governance Committee

Mr. Fertitta has served as our President and Chief Executive Officer since 1987. In 1988, he became the controlling stockholder and assumed full responsibility for all of our operations. Prior to serving as our President and CEO, Mr. Fertitta devoted his full time to the control and operation of a hospitality and development company. Mr. Fertitta serves on numerous boards and charitable organizations.

Mr. Scheinthal has served as our Executive Vice President or Vice President of Administration, General Counsel and Secretary since September 1992. He devotes a substantial amount of time to lease and contract negotiations and is primarily responsible for our compliance with all federal, state and local ordinances. Prior to joining us, he was a partner in the law firm of Stumpf & Falgout in Houston, Texas. Mr. Scheinthal represented us for approximately five years before becoming part of our company. He has been licensed to practice law in the state of Texas since 1984.

Mr. Brimmer is the CEO and Chairman of the Board of STEN Corporation, a publicly-traded, diversified business. Mr. Brimmer has served as a director of STEN Corporation since 1998 and has been CEO of STEN

Corporation since October 2003. From April 2000 until June 2003, he served as Chairman and Director of Active IQ Technologies, Inc. and was CEO from April 2000 until December 2001. Previously, Mr. Brimmer was President of Rainforest Cafe, Inc. from April 1997 until April 2000 and was Treasurer from its inception in 1995 until April 2000. Prior to that, Mr. Brimmer was employed by Grand Casinos, Inc. and its predecessor from 1990 until April 1997. Mr. Brimmer also is a director and serves on both the Audit and Compensation Committees of Hypertension Diagnostics. He has a degree in accounting and worked as a CPA in the audit division of Arthur Andersen & Co. from 1977 through 1981. Mr. Brimmer was elected to our Board of Directors in 2004.

Mr. Chadwick has been engaged in the commercial and investment banking businesses since 1975. From 1988 to 1994, Mr. Chadwick was President of Chadwick, Chambers & Associates, Inc., a private merchant investment banking firm in Houston, Texas, which he founded in 1988. In 1994, Mr. Chadwick joined Sanders Morris Harris, an investment banking and financial advisory firm, as Senior Vice President and a Managing Director in the Corporate Finance Group. Mr. Chadwick was elected to our Board of Directors in 2001.

Mr. Richmond currently serves as a Director and Vice Chairman of Woodforest National Bank, a Houston area-based bank. Prior to joining Woodforest National Bank in January 2003, Mr. Richmond worked for The Woodlands Operating Company, L.P., a developer specializing in master-planned communities, commercial and investment properties, from 1972 to 2002. Mr. Richmond served as President and CEO from 1998-2002 and held such other titles as COO, Senior Vice President of Financial Operations, Treasurer, and Controller. Mr. Richmond has been a certified public accountant since the 1970’s. Mr. Richmond was elected to our Board of Directors in 2003.

Mr. Taylor was formerly the chief law enforcement administrator for Galveston County, Texas. He has served as a Director and Executive Committee member of American National Insurance Company, a publicly-traded insurance company, for ten years and served on the Board of Directors of Moody Gardens, a hospitality and entertainment complex located in Galveston, Texas. Mr. Taylor was elected to our Board of Directors in 1993.

EXECUTIVE OFFICERS

In addition to Messrs. Fertitta and Scheinthal, for which information is provided above, the following persons are executive officers:

Name	Age	Position	Officer Since
Richard (“Rick”) H. Liem	53	Executive Vice President and Chief Financial Officer	2004
Jeffrey L. Cantwell	42	Senior Vice President of Development	2006
K. Kelly Roberts	49	Chief Administration Officer—Hospitality and Gaming Division	2007

Mr. Liem serves as Executive Vice President and Chief Financial Officer and has served as Senior Vice President of Finance since June 2004. He started with us in 1999 as the Vice President of Accounting and Corporate Controller. Mr. Liem joined us from Carrols Corporation, a restaurant company located in Syracuse, NY, where he was the Vice President of Financial Operations from 1994 to 1999. He was with the audit division of Price Waterhouse, L.L.P. from 1983 to 1994. Mr. Liem is a certified public accountant.

Mr. Cantwell serves as Senior Vice President of Development and has served as Vice President of Development, and Director of Design and Construction. He was promoted to an executive officer in 2006. He has been employed by us since his graduation from Southwest Texas State University in June, 1992. While in college, he worked in many of our restaurants and developed a significant understanding of restaurant operations.

Mr. Roberts serves as Chief Administration Officer—Hospitality and Gaming Division and has served as Chief Financial Officer—Hotel Division and Controller—Hotel Division. He has been employed by the Company since 1996. He has over 25 years experience in the hospitality business in finance and operations working for various hotel chains and independent management companies. He also currently serves on the executive board of The Greater Houston Convention and Visitor’s Bureau.

The Board of Directors recommends that stockholders vote “FOR” each nominee for the Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. We believe, based solely on a review of the copies of such reports furnished to us and on written representations from our existing directors and executive officers, that all existing directors and executive officers and holders of more than 10% of our common stock subject to the reporting requirements of Section 16(a) have filed on a timely basis all reports required during, or with respect to, the year ended December 31, 2006.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and other employees. The Code is posted under the Corporate Governance portion of the Investor Relations section on our website at www.LandrysRestaurants.com and is available to any stockholder upon request. We have also adopted a Code of Ethics Statement by the CEO and senior financial officers, which is filed with the SEC as an exhibit to our 2003 Annual Report on Form 10-K. If there are any changes or waivers of the Code of Business Conduct and Ethics which applies to the CEO and senior financial officers, we will disclose it on our website in the same location. Our Code of Business Conduct and Ethics, our Code of Ethics Statement and our

Corporate Governance Guidance can also be obtained free of charge by directing a written request to Steven L. Scheinthal, Secretary, Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas, 77027.

COMMITTEES OF THE BOARD OF DIRECTORS

We have an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. We have reviewed our committee structure in order to fully satisfy the existing rules of the SEC and NYSE and believe that it satisfies all of such rules. Copies of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee Charters are available under the Corporate Governance portion of the Investor Relations section of our website at www.LandrysRestaurants.com. In addition, a copy of the Audit Committee Charter is attached to this proxy statement as “Attachment A.”

There were ten meetings of the Executive Committee, five meetings of the Audit Committee, three meetings of the Compensation Committee, two meetings of the Nominating and Corporate Governance Committee and eleven meetings of the Company’s Board of Directors held during 2006. All of the current Board members attended 75% or more of the meetings of the Board and of the committees of the Board on which they were members. It is the policy of the Board that, to the extent possible, all Directors attend the Annual Meeting of Stockholders. All Directors attended the 2006 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee consists of three independent Non-Employee Directors. The members of the Audit Committee during 2006 were Michael Chadwick (Chairman), Michael Richmond and Kenneth Brimmer. The Audit Committee’s primary purpose is to assist the Board of Directors’ oversight of (a) the integrity of our financial statements and disclosures; (b) our compliance with legal and regulatory requirements; (c) the independent auditor’s qualifications and independence; and (d) the performance of our internal audit and independent auditors. The Audit Committee has the sole authority to appoint and terminate our independent auditors. In addition, during 2006-2007, the Audit Committee acted as a special committee to conduct an internal investigation with respect to the Company’s past stock option granting practices and derivative lawsuit. Our Board of Directors has determined that Mr. Chadwick, Chairman of the Audit Committee, is an “audit committee financial expert” as described in Item 401(h) of the SEC’s Regulation S-K. In addition, the Board of Directors has determined that each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of two independent Non-Employee Directors. The current members of the Nominating and Corporate Governance Committee are Mr. Taylor (Chairman) and Mr. Brimmer. The Nominating and Corporate Governance Committee is charged with identifying and making recommendations to the Board of Directors of individuals suitable to become members of the Board of Directors and in overseeing the administration of our various policies related to corporate governance matters. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as independence for nominating committee members is defined in the listing standards of the NYSE.

Nominating and Corporate Governance Committee Director Nominations

The Nominating and Corporate Governance Committee has established criteria for the selection and recommendation of candidates to become nominees submitted by the Board of Directors for election to the Board of Directors by our stockholders. The Committee selects each recommended nominee based on the nominee’s experience, independence and availability. As set forth in our Corporate Governance Guidelines, the following criteria are considered in selecting candidates for the Board of Directors: a high degree of personal and professional ethics, integrity and values, an independent mind and mature judgment. In addition, candidates are to be involved only in activities or interests that would not create a conflict with potential directorial responsibilities to us and our stockholders.

When soliciting candidates for Director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent Directors, management and stockholders. While the Committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2006. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend that candidate’s election to the full Board of Directors.

Stockholder Nominations

The Charter of the Nominating and Corporate Governance Committee provides that the Committee will consider proposals for nominees for Director from stockholders. Stockholder nominations for Director should be made in writing to Mr. Steven L. Scheinthal, Secretary, Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas 77027. In order to nominate a Director at the Annual Meeting, we require that a stockholder follow the procedures set forth herein. In order to recommend a nominee for a Director position, a stockholder must be a stockholder of record at the time he, she or it gives notice of recommendation and must be entitled to vote for the election of Directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to the Secretary at our principal executive offices (i) in the case of a nomination for election at an annual meeting, not less than 60 days prior to the first anniversary of the date of our notice of annual meeting for the preceding year’s annual meeting; and (ii) in the case of a special meeting at which Directors are to be elected, not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at the special meeting. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

The stockholder notice must set forth the following:

•

As to each person the stockholder proposes to nominate for election as a Director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a Director if elected; and

•

As to the nominating stockholder and the beneficial owner, if any, on whose behalf the nomination is made, such stockholder’s and beneficial owner’s, name and address as they appear on our books, the class and number of shares of our common stock which are owned beneficially and of record by such stockholder and such beneficial owner, and an affirmative statement of whether either such stockholder or such beneficial owner intends to deliver a proxy statement and form of proxy to a sufficient number of stockholders to elect such nominee or nominees.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Compensation Committee

The Compensation Committee is comprised entirely of independent Non-Employee Directors, as defined by the NYSE, and the Exchange Act and independent outside directors as defined under Section 162(m) of the

Internal Revenue Code. The members of the Compensation Committee during 2006 were Michael Chadwick, Michael Richmond and Joe Max Taylor (Chairman). The Compensation Committee is responsible for our executive compensation program. Generally, the Compensation Committee is charged with the authority, to review and approve our compensation philosophy and our executive compensation programs, levels, plans and awards. The Compensation Committee also administers our incentive plans and other stock-based plans and reviews and approves general employee benefit plans on an as-needed basis. The Compensation Committee also has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, accountant or other advisor hired to assist the Compensation Committee in the discharge of its responsibilities.

The Compensation Committee also has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, accountant or other advisor hired to assist the Compensation Committee in the discharge of its responsibilities. In 2006, the Compensation Committee engaged Pearl Meyer & Partners to perform market analyses of executive compensation practices from which it presented data to the Compensation Committee as to the form and amount of executive compensation for our Chief Executive Officer. The Chief Executive Officer made recommendations to the Compensation Committee with respect to the form and amount of executive compensation. See the “Compensation Discussion and Analysis” below for information on 2006 executive officer compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship with the Company requiring disclosure in “Certain Relationships and Related Transactions,” below. No executive officer of the Company served as a member of the Board of Directors or compensation committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on the Compensation Committee or as the Company’s director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth, as of August 27, 2007, certain information regarding the beneficial ownership of our common stock by (a) each person we know to own beneficially more than five percent of the outstanding shares of our common stock, (b) each of our directors, (c) each executive officer named in the Summary Compensation Table above, and (d) all of our executive officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The address of each of Messrs. Fertitta, Scheinthal, Liem, Chadwick, Taylor, Richmond, Brimmer, Cantwell and Roberts is 1510 West Loop South, Houston, Texas 77027.

Name of Beneficial Owner	Shares Beneficially Owned
	Number	Percent
Executive Officers and Directors
Tilman J. Fertitta (1)	6,631,481	34.6%
Richard H. Liem (2)(3)	53,143	*
Steven L. Scheinthal (2)(3)	187,300	1.0%
Jeffrey L. Cantwell (2)(3)	15,195	*
Kenneth Brimmer (2)(4)	8,713	*
Michael S. Chadwick (2)(4)	16,800	*
Michael Richmond (2)(4)	9,200	*
Joe Max Taylor (2)(4)	4,000	*
K. Kelly Roberts (2)(3)	10,856	*
5% owners
Dimensional Fund Advisors Inc. (5)	2,009,140	11.0%
Deutsche Bank AG (6)	1,920,696	10.5%
All executive officers and directors as a group (9 persons) (7)	6,936,688	35.8%

*	Less than 1%.
(1)	Includes 900,000 shares subject to options owned by Mr. Fertitta that are immediately exercisable or will become exercisable within 60 days and 775,000 shares of restricted stock, 500,000 shares of which vest ten years from the effective date of grant and 275,000 shares of which vest seven years from the effective date of grant.
(2)	Includes 15,000; 76,500; 10,700; 6,000; 14,800; 7,200, 2,000 and 3,000 shares subject to options, respectively, for the persons named in the above table, which are exercisable within 60 days.
(3)	Includes restricted stock issued on April 6, 2006 which vests 20% a year over five years from the effective date of grant—20,000 shares for Mr. Scheinthal, 15,000 shares for Mr. Liem, 4,285 shares for Mr. Cantwell and 2,856 shares for Mr. Roberts.
(4)	Includes restricted stock issued on June 1, 2006 which vests 50% a year over two years from the effective date of grant – 2,000 shares each for Messrs. Chadwick, Taylor, Richmond and Brimmer.
(5)	The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The information set forth herein has been compiled from filings made with the SEC on Schedule 13G filed on February 9, 2007.
(6)	The address of Deutsche Bank AG is 60 Wall Street, New York, NY 10005. The information set forth herein has been compiled from filings made with the SEC on Form 4 filed on August 22, 2007.
(7)	Includes 1,035,200 shares subject to options for all officers and directors as a group which are, or will become exercisable within 60 days of the date hereof, and 825,141 shares of restricted stock, 500,000 shares of which vest ten years from the effective date of grant, 275,000 shares of which vest seven years from the effective date of grant, 42,141 shares of which vest 20% a year over five years from the effective date of grant, and 8,000 shares of which vest 50% a year over two years from the effective date of grant.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our Chief Executive Officer, Chief Financial Officer, and other individuals, whom we refer to as “executive officers,” included in the Summary Compensation Table for the 2006 calendar year. Specifically, this Compensation Discussion and Analysis addresses the following:

•	Objectives of our compensation programs;

•	What our compensation programs are designed to reward;

•	Elements of our compensation program and why we pay each element;

•	How we determine each element of compensation; and

•	Other important compensation policies affecting the executive officers.

Objectives of Our Compensation Program. Our business strategy is to develop and operate a diversified restaurant, hospitality and entertainment company offering customers unique dining, leisure and entertainment experiences. We believe that this strategy creates a loyal customer base, generates a high level of repeat business and provides superior returns to our investors. Our compensation program is designed to attract, retain and motivate employees in order to effectively execute our business strategy.

What Our Compensation Program Is Designed to Reward. Our compensation program is designed to reward performance of executive officers that contributes to the achievement of our business strategy on both a short-term and long-term basis. We reward qualities that we believe help achieve our strategy such as teamwork, individual performance in light of general economic and industry specific conditions, individual performance that supports our core values, resourcefulness, the ability to manage our business, level of job responsibility and tenure with us.

Elements of Our Compensation Program and Why We Pay Each Element. The Compensation Committee believes that the compensation packages for executive officers should consist of the following components:

•	base salary;

•	annual incentive bonus;

•	long-term equity awards;

•	deferred compensation;

•	perquisites; and

•	broad-based employee benefits.

We pay base salary in order to recognize each executive officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace, to match competitors for executive talent, to provide executives with regularly-paid income, and to reflect position and level of responsibility.

We include an annual cash bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key corporate objectives by rewarding the achievement of these objectives. We also provide an annual cash bonus in order to be competitive from a total remuneration standpoint.

Long-term equity-based incentive compensation in the form of options and restricted stock is an element of our compensation policy because we believe it aligns executives’ interests with the interests of our stockholders, rewards long-term performance, is required in order for us to be competitive from a total remuneration standpoint, to encourage executive retention, and to give executives the opportunity to share in our long-term performance. These types of awards also provide a form of compensation that we believe is transparent and easy for stockholders to understand.

Deferred compensation benefits are intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis.

We provide perquisites to our executive officers, since we believe this compensation helps us achieve our compensation objectives of recruiting and retaining executive officers and generally allows our executives to work more efficiently and protects the well being of our executives.

We offer broad-based employee benefits such as payment of insurance premiums in order to provide a competitive remuneration package and as an essential component of recruiting and retaining executive talent.

How We Determine Each Element of Compensation.

Role of Our Compensation Committee and CEO. The Compensation Committee regularly reviews and approves our executive compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, stockholder interests, desired behaviors and corporate culture. The primary responsibilities of the Compensation Committee are to:

•	conduct an annual review of all compensation elements for our executive officers;

•	review the performance of the CEO and meet to discuss the findings of the review; and

•	review and approve our management development and succession planning practices and strategies.

The Compensation Committee considers multiple factors when it determines the amount of total direct compensation (the sum of base salary, incentive bonus and long-term compensation delivered through equity awards) to award to executive officers each year. Among these factors are:

•	how proposed amounts of total direct compensation to our executives compare to amounts paid to similar executives both for the prior year and over a multi-year period;

•	internal pay equity considerations; and

•	broad trends in executive compensation generally.

The Compensation Committee relies upon its judgment in making compensation decisions, after reviewing our performance and carefully evaluating an executive’s performance during the year. The Committee generally does not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. As a result, the Compensation Committee has not adopted any policy or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

In addition, the CEO recommends to the Compensation Committee annual pay increases, annual bonus amounts and long-term incentive grants for other executive officers. To assist it in carrying out its responsibilities, the Compensation Committee may also receive reports and recommendations from outside compensation consultants, and may consult with its own legal, accounting or other advisors. However, to date the Compensation Committee has not used independent legal or accounting advisors. The Compensation Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors, including having the sole authority to approve the firm’s or advisor’s fees and other retention.

Compensation Consultant. In 2006, the Compensation Committee engaged Pearl Meyer & Partners as a compensation consultant to assist the Committee with its administration of compensation programs. Pearl Meyer & Partners performed market analyses of executive compensation practices from which it made recommendations to the Compensation Committee as to the form and amount of certain executive compensation for the CEO. Pearl Meyer & Partners is independent of us, reports directly to the Compensation Committee and has no other business relationship with us other than assisting the Compensation Committee with its executive compensation practices. Pearl Meyer & Partners is a subsidiary of Clark Consulting which administrates the Company’s deferred compensation plan.

Benchmarking. The Compensation Committee does not use benchmarking to set executive compensation. However, the Compensation Committee does utilize survey data and publicly available information to evaluate compensation for specific positions when necessary.

Base Salary. Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in salary are based on cost of living adjustments as well as subjective evaluation of such factors as the level of responsibility, individual performance, our overall performance, level of pay both of the executive in question and other similarly situated executives pay levels within the Company.

The base salary for our CEO was established in an employment agreement we entered into with him in 2003. The initial base salary under the employment contract was based on a previous report prepared by Pearl Meyer & Partners and factors taken into account in determining the CEO’s base salary were his leadership position with the Company, his level of responsibility and the integral, dynamic role he plays in guiding the Company. Since 2003, his base salary has increased based primarily on cost of living increases as well as the other factors set forth under “Base Salary” above. The CEO’s salary was increased from $1,350,000 in 2005 to $1,450,000 for 2006.

The Compensation Committee discusses the remaining executive officers’ base salaries with the CEO, who presents his suggestions for adjustment, if necessary. For 2006, except for the CFO, the base salaries of the executive officers named in the Summary Compensation Table, whom we sometimes refer to as the “named executive officers,” were adjusted primarily to take into account a cost of living increase as well as the other factors set forth under “Base Salary” above. In addition, the Committee has the discretion to periodically approve additional salary adjustments it feels are warranted based on general compensation changes within the industry, individual performance or significant changes in duties and responsibilities and input from the CEO. The Compensation Committee increased the base salary of our CFO to take into account the same cost of living increase as well as to make his salary more competitive with similarly situated executives.

Annual Bonus. Executive officers, senior management and other personnel have the potential to receive a significant portion of their annual cash compensation as a cash bonus. Annual bonuses are generally granted based on each executive officer’s base salary, tenure, individual performance and our financial and market performance. The Compensation Committee does not establish any particular guidelines or financial measures. Rather, the Compensation Committee prefers to make a subjective determination after considering all measures collectively but bases much of its determination upon input from the CEO. The Compensation Committee approves each annual bonus. Typically, bonuses are awarded for prior year results in the following year, when actual results for the entire year are known.

When awarding 2006 bonuses, in addition to the above factors the Compensation Committee in particular considered the executive officers’ performance and outstanding contribution with respect to the acquisition, renovation and subsequent increase in value of the Golden Nugget, Inc. as well as their contributions to the disposition of less profitable businesses such as the Joe’s Crab Shack chain. Each of these transactions were accomplished by a small group of executives in a short period of time and added significantly, in the Compensation Committee’s view, to the long-term value of the Company.

Long-Term Incentive Compensation. The Compensation Committee administers our incentive plans and performs functions that include selecting award recipients, determining the timing of grants and assigning the number of shares awarded, fixing the time and manner in which awards are exercisable, setting option exercise prices and vesting and expiration dates, and from time to time adopting rules and regulations for carrying out the purposes of our plans. For compensation decisions regarding the grant of equity compensation to executive officers, the Compensation Committee typically considers the competitive environment associated with longer-term compensation and recommendations from our CEO. Beginning in 2006, the Committee adopted a general policy to grant restricted stock in lieu of options due to the many variables in valuing option awards.

In connection with this new policy, the Company amended its employment agreement with the CEO effective March 14, 2006. Previously, the employment agreement provided that the CEO was entitled to an aggregate of 800,000 stock options over the term of the agreement, of which 250,000 were issued in 2004. After the Committee determined it was in the Company’s best interest to issue restricted stock rather than options, the Committee, based on the recommendation of Pearl Meyer & Partners, issued 275,000 shares of restricted stock to the CEO in place of the remaining 550,000 options. The restricted shares vest seven years from the date of grant. On February 1, 2006, the CEO was granted 100,000 shares of restricted stock in accordance with the terms of the employment agreement.

Except for under the CEO’s employment agreement, we have no set formula for the granting of equity awards to individual executives or employees. In April 2006, the Compensation Committee approved the award of an aggregate of 137,412 shares of common stock representing approximately 0.62% of the outstanding common shares on the date of grant.

In determining the size of restricted stock grants awarded to executive officers, the Compensation Committee based its determinations on such considerations as tenure, the strategic long-term importance of the executive to us, historical equity compensation awards and the recommendation of the Compensation Committee’s compensation consultant, Pearl Meyer & Partners. In general, the restricted stock granted to executive officers vests in five equal annual installments beginning April 6, 2007. Our equity compensation plans are generally limited to our executive and more senior management, with approximately 75 employees receiving restricted stock awards in fiscal 2006.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. However, our Committee does follow a policy of not granting equity incentives when material non-public information exists that may affect the short-term price of our stock. Information about unvested restricted stock and outstanding options held by our named executive officers and directors is contained in the “Outstanding Equity Awards at December 31, 2006” and “Director Compensation” tables.

Deferred Compensation Plan. Executive officers and our most highly compensated senior management are eligible to participate in our deferred compensation plan, which provides an opportunity for eligible employees to defer up to 90% of their annual base salary and 100% of bonus compensation into an account that will be credited with earnings at the same rate as one or more investment indices chosen by the employees, which are similar to the investment funds available under our 401(k) plan. We also make a matching contribution of up to 30%, depending on the position of the employee with us.

Perquisites. We also provide certain personal benefits to executive officers, which are reflected in the All Other Compensation column of the Summary Compensation Table. These benefits include executive life and disability insurance and a car allowance. We believe these benefits are reasonable, competitive and consistent with our overall executive compensation program. Under a program to enhance the safety and effectiveness of management in support of our business and operations, corporate-owned aircraft is made available for essential business trips and other company activities. The CEO, the chief financial officer and other members of management with the approval of the CEO, are permitted limited personal use of the corporate-owned aircraft. Also, the CEO is provided security services, including home security systems and monitoring and personal security services. These security services are provided for our benefit, and the Compensation Committee considers the related expenses to be appropriate business expenses rather than personal benefits. In general, the perquisites our CEO is entitled to receive are contained in his employment agreement and are described in more detail under “Employment Agreements and Potential Payments Upon Termination or Change of Control.”

Broad-Based Employee Benefits. Our executive officers are eligible to participate in company-sponsored benefit programs on the same terms and conditions as those generally provided to our employees. We believe that the offering of broad-based employee benefits to our executive officers is essential to achieving our goal of recruiting and retaining executive talent. These benefits include basic health benefits, dental benefits, disability protection, life insurance, and similar programs. The cost of company-sponsored benefit programs are negotiated by us with the providers of such benefits and the executive officers contribute to the cost of the benefits. We have a 401(k) plan and make annual matching contributions to the 401(k) plan on behalf of eligible employees. These contributions are discretionary and historically limited to 25% on up to 5% of contributed funds.

Other Compensation Policies Affecting the Executive Officers

Compliance with Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a federal income tax deduction to publicly held companies for certain compensation paid to our CEO and four other most highly compensated executive officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year. The limitation applies only to compensation that is not considered “performance based” as defined in the Section 162(m) rules.

In designing our compensation programs, the Compensation Committee considers the effect of Section 162(m) together with other factors relevant to our business needs. We have historically taken, and intend to continue taking, appropriate actions, to the extent we believe desirable, to preserve the deductibility of annual incentive and long-term performance awards. However, the Compensation Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m).

We believe that the 2006 base salary, annual bonus and restricted stock grants paid to the individual executive officers covered by Section 162(m) will not exceed the Section 162(m) limit and will be fully deductible under Section 162(m), except for a portion paid to the CEO.

Other compensation paid to the executive officers covered by Section 162(m) that is not considered “performance-based” is not deductible to the extent that it, together with other non-performance based compensation, exceeds $1 million in any fiscal year. For fiscal 2006, these amounts included the CEO’s income imputed for personal use of corporate aircraft and life and insurance premiums paid by us.

Stock Ownership Requirements. The Compensation Committee does not maintain a policy relating to stock ownership guidelines or requirements for our executive officers because the Compensation Committee does not feel that it is necessary to impose such a policy on our executive officers. If circumstances change, the Compensation Committee will review whether such a policy is appropriate for executive officers.

Financial Restatement. In the event of a material restatement our financial results, we believe it would be prudent to carefully review the facts and circumstances that caused the restatement before determining the appropriate course of action. Upon completion of an investigation of the facts and circumstances surrounding a material restatement, we would consider: (1) whether any compensation was paid or awarded on the basis of having achieved performance targets, (2) whether a particular employee or officer was engaged in misconduct that contributed to the restatement, and (3) whether the compensation paid to the employee or officer would have been reduced had the financial results been properly reported. If it is determined that an employee or officer did engage in misconduct, the Board of Directors would take action as it deems appropriate.

Employment Agreements. In general, our executive officers do not have employment, severance or change-of-control agreements. Our executive officers serve at the will of the Board, which enables us to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with our compensation philosophy. However, in 2003, we determined that the loss of our CEO’s services could materially and adversely affect our business, financial condition and development. Accordingly, we entered into an employment agreement with our CEO. This employment agreement contains change of control provisions that provide for severance benefits upon a change of control. The provisions of this employment agreement are discussed more under the caption “Employment Agreements and Potential Payments Upon Termination or Change of Control” below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee our executive compensation program in a manner that serves our interests and those of our shareholders. Our management has prepared the Compensation Discussion and Analysis of the compensation program for named executive officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2006 (included in this Proxy Statement) with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Compensation Committee

Joe Max Taylor, Chair

Michael Chadwick

Michael Richmond

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth in summary, compensation paid by us and our subsidiaries for the year ended December 31, 2006 to our CEO, CFO and our other most highly compensated executive officers whose cash compensation exceeded $100,000:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (4)	All Other Compen- sation ($)	Total ($)
Tilman J. Fertitta, President and Chief Executive Officer	2006	1,450,000	1,585,000	11,410,500	—	883,409	15,328,909

Richard H. Liem, Executive Vice President and Chief Financial Officer	2006	275,000	200,000	525,000	—	41,865	1,041,865

Steven L. Scheinthal, Executive Vice President, Secretary and General Counsel	2006	350,000	385,000	700,000	152,254	69,847	1,657,101

Jeffrey L. Cantwell, Senior Vice President of Development	2006	225,962	75,000	150,000	112,618	24,419	587,999

K. Kelly Roberts, Chief Administration Officer— Hospitality and Gaming Division	2006	200,000	85,000	100,000	39,717	15,519	440,236

Richard E. Ervin, (3) Executive Vice President of Restaurant Operations	2006	248,846	288,000	350,000	—	1,130,611	2,017,457

(1)	Bonuses were paid in 2007 to reflect accomplishments in 2006.
(2)	Amounts shown reflect the total accounting expense to be recognized by the Company for financial statement reporting purposes in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payments” and do not reflect whether the named executive officer has actually realized a financial benefit from the award.
(3)	Mr. Ervin, who had primary operating oversight with respect to the Joe’s Crab Shack restaurant chain, resigned on November 17, 2006 in connection with our sale of the Joe’s Crab Shack chain. His bonus/severance is to be paid out over three years.
(4)	The sums listed in the Option Awards Column were expensed by the Company in 2006 for certain named executives in connection with the Company’s stock option review. No options were awarded to any of these executives in 2006.

All Other Compensation

The following table describes each component of the All Other Compensation column in the Summary Compensation Table. All numbers are in dollars.

Name of Executive	Deferred Compensation (1)	Life Insurance Premiums (2)	Personal Use of Corporate Aircraft (3)	Auto Expense (4)	Use of Company Personnel (5)	Security (6)	Other (7)
Tilman J. Fertitta	$3,000	$283,680	$31,920	—	$130,500	$246,912	$187,397
Richard H. Liem	$12,000	$4,365	—	$24,000	—	—	$1,500
Steven L. Scheinthal	$12,000	$26,362	—	$16,637	—	—	$14,848
Jeffery L. Cantwell	$9,055	$2,935	—	$12,000	—	—	$429
Richard E. Ervin	—	$8,986	—	$22,000	—	—	$1,099,625	(8)
K. Kelly Roberts	$3,120	$3,115	—	$9,000	—	—	$284

(1)	This column reports our contribution under our deferred compensation plan.
(2)	This column reports the dollar value of any life insurance premium paid by the Company on behalf of the named executive officers.
(3)	This column includes the incremental cost for the executive officer’s personal use of our aircraft. The calculation includes the variable costs incurred as a result of personal flight activity such as: trip related maintenance, aircraft fuel, satellite communications, landing fees and any travel expenses for the flight crew. It excludes non-variable costs, such as hangar expense, ongoing maintenance, purchase and lease costs of the aircraft, exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there was any personal use of aircraft. The incremental cost incurred by us has been determined to be approximately $2,100 per flight hour based on the foregoing incremental costs. On certain occasions when Mr. Fertitta is traveling for business purposes family members will travel with him and there is no incremental cost to the Company.
(4)	This column reports the incremental cost to the Company for automobile expenses for the named executive officers. Although under Mr. Fertitta’s employment agreement the Company is to provide him with an automobile, during 2006 he did not have a Company car and the Company did not pay any automobile related expenses on his behalf.
(5)	Represents the incremental cost to the Company with respect to use of Company personnel provided to Mr. Fertitta under his employment agreement.
(6)	This column reports the actual cost of providing security services to Mr. Fertitta as provided for in his employment agreement. Under our executive security program, Mr. Fertitta has been provided security services, including home security systems and monitoring and personal security services. We provide these security services for our benefit and consider the related expenses to be appropriate business expenses.
(7)	This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive (except as otherwise described herein). With respect to Mr. Fertitta, these amounts represent: (a) supplemental medical reimbursement, (b) dockage fees, (c) membership fees and dues for country clubs, (d) administrative support services and financial service fees for tax preparation, estate planning and legal or financial advice to which Mr. Fertitta is entitled under his employment agreement, and (e) dividends on restricted common stock in the amount of $116,500. “All Other Compensation” does not include contributions and matching contributions to charities in accordance with Mr. Fertitta’s employment agreement. With respect to the remaining named executive officers and other than as described in footnote (8) below, these amounts represent among other things, dividends on restricted common stock and medical reimbursements.
(8)	Includes cash consideration of $1,095,625, representing the equity value of vested stock options to purchase 77,500 shares of common stock, paid by the Company to Mr. Ervin in connection with his departure as part of the sale of the Joe’s Crab Shack restaurant chain. The equity value was determined based on the closing price on the NYSE of the Company’s common stock on December 5, 2006, the date the transaction was approved by the Company’s Board of Directors. The exercise price of a portion of these options was adjusted upwards in December 2006. See “Section 409A Compliance” for more information regarding the adjustment of the exercise price.

GRANTS OF PLAN-BASED AWARDS

The following table provides details regarding equity grants in 2006 to executive officers named in the Summary Compensation Table. No stock options were granted to executive officers last year and thus any reference to options in the table below have been omitted.

Name	Grant Date	All Other Stock Awards: Number of Shares	Grant Date Fair Value of Stock Award ($) (4)
Tilman J. Fertitta (1)	02-09-06	100,000	2,946,000
	03-14-06	275,000	8,464,500
Richard H. Liem (2)	04-06-06	15,000	525,000
Steven L. Scheinthal (2)	04-06-06	20,000	700,000
Jeffrey L. Cantwell (2)	04-06-06	4,285	150,000
Richard E. Ervin (2)(3)	04-06-06	10,000	350,000
K. Kelly Roberts (2)	04-06-06	2,856	100,000

(1)	The following describes the material terms of the restricted stock awards granted to our CEO in February and March 2006:

•

The February award becomes vested and payable on January 1, 2016, and is payable, in shares of our common stock. The March award becomes vested and payable on the seventh anniversary of the grant date, and is payable, in shares of our common stock.

•	We are responsible for the payment of all federal and state income taxes owed by our CEO in connection with his receipt of all vested shares.

•	Cash dividends are payable prior to vesting at the same time and in the same amount as if the awards were issued and outstanding shares of our common stock.

•	The following chart shows the impact on vesting in case of termination of employment before the vesting date:

Reason for Termination	Impact on Vesting
Death, disability or termination without cause, termination following a change of control, or resignation due to constructive termination	Full Vesting
Termination for cause	Forfeiture

(2)	The following describes the material terms of the restricted stock awards granted to our executive officers in April 2006:

•	These awards become vested in equal annual installments over five years commencing April 6, 2007 in shares of our common stock, subject to applicable taxes.

•	Cash dividends are payable prior to vesting at the same time and in the same amount as if the awards were issued and outstanding shares of our common stock.

•	The following chart shows the impact on vesting in case of termination of employment before the vesting date:

Reason for Termination	Impact on Vesting
Death or disability or following a change of control	Full Vesting
Termination with or without cause	Forfeiture

(3)	All of Mr. Ervin’s restricted stock was forfeited on November 17, 2006 in connection with his termination of employment.

(4)	The dollar values stated for the restricted stock awards reflect the number of shares granted in 2006 multiplied by the fair value in accordance with SFAS 123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table contains information with respect to outstanding equity awards at our fiscal year end on December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Tilman J. Fertitta (3)	150,000		—	12.88	4/18/2007	675,000	20,310,750
	100,000		—	7.00	4/7/2010
	250,000		—	8.50	3/16/2011
	300,000		—	18.00	7/22/2012
	166,669		83,333	27.50	6/8/2014
Richard H. Liem (4)	10,000		15,000	27.50	6/8/2014	15,000	451,350
Steven L. Scheinthal (5)	2,500		—	6.00	12/17/2008	20,000	601,800
	30,000		—	8.50	3/16/2011
	20,000	(2)	—	9.65	3/16/2011
	40,000		10,000	18.00	7/22/2012
	16,000		24,000	27.50	6/8/2014
Jeffrey L. Cantwell (6)	—		1,000	8.50	5/1/2012	4,285	128,936
	—		2,100	15.80	1/1/2014
	6,000		9,000	27.50	6/8/2014
Richard E. Ervin	N/A		N/A	N/A	N/A	N/A	N/A
K. Kelly Roberts (7)	2,000		8,000	15.80	1/1/2014	2,856	85,937

(1)	The market value was determined using $30.09, the closing stock price of our common stock on the NYSE on December 29, 2006, the last day of trading in 2006.
(2)	The exercise price for these options reflects repricing of the options to correspond to our closing stock price on the deemed grant date (the measurement date for accounting purposes), as determined during our internal review of our past option granting practices. See “Section 409A Compliance,” below.
(3)	The vesting dates and amounts for unvested options and stock awards for Mr. Fertitta are: 83,333 options vest on 6/8/07 and his restricted shares vest as follow: 100,000 on 1/1/13, 100,000 on 1/1/14, 100,000 on 1/1/15 and 100,000 on 1/1/16 for a total of 400,000 shares and 275,000 shares of restricted stock vest on 1/1/13.
(4)	The vesting dates and amounts for unvested options and stock awards for Mr. Liem are: 15,000 options which vest in equal yearly installments of 5,000 commencing on 6/8/07 and 15,000 shares of restricted stock vest in equal yearly installments of 3,000 commencing on 4/6/07.
(5)	The vesting dates and amounts for unvested options and stock awards for Mr. Scheinthal are: 10,000 options vest on 7/22/07, 24,000 options which vest in equal yearly installments of 8,000 commencing on 6/8/07 and 20,000 shares of restricted stock vest in equal yearly installments of 4,000 commencing on 4/6/07.
(6)	The vesting dates and amounts for unvested options and stock awards for Mr. Cantwell are: 1,000 options vest on 5/1/07, 2,100 options which vest in equal yearly installments of 700 commencing on 1/1/07 and 4,285 shares of restricted stock which vest in equal yearly installments of 857 commencing on 4/6/07.
(7)	The vesting dates and amounts for unvested options and stock awards for Mr. Roberts are: 8,000 options which vest in equal yearly installments of 1,000 commencing on 1/1/07 and 2,856 shares of restricted stock which vest in equal yearly installments of 571 commencing on 4/6/07.

Section 409A Compliance

Section 409A of the Internal Revenue Code imposes certain restrictions and additional taxes on the recipients of discounted options in the United States. Prior to December 31, 2006, the final date allowable under Section 409A, Mr. Scheinthal and Mr. Ervin, agreed to reprice upward unexercised discounted options that vested after December 31, 2004 to the closing price on what was believed to be the actual accounting measurement date for the option granted. The repricing did not affect the vesting schedules of the options, which continue to vest based on the original grant date. Where applicable in this proxy statement, exercise prices will reflect the exercise price as amended.

OPTION EXERCISES AND STOCK VESTED

The following table contains information with respect to the options exercised by the executive officers named above during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tilman J. Fertitta	—	—	—	—
Richard H. Liem	—	—	—	—
Steven L. Scheinthal	29,000	721,230	—	—
Jeffery L. Cantwell	1,700	30,488	—	—
Richard E. Ervin (2)	97,500	3,372,100	—	—
K. Kelly Roberts	—	—	—	—

(1)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price multiplied by the number of shares acquired on exercise.
(2)	Of these options, 15,000 were repriced upwards in December 2006 from $8.50 to $9.65, thereby reducing the “Value Realized on Exercise” by $17,250. In lieu of exercising vested options to purchase an additional 77,500 shares of common stock upon his departure from the Company, Mr. Ervin accepted payment from the Company of $1,095,625, which amount is reflected in the “All Other Compensation” column of the Summary Compensation Table.

NON-QUALIFIED DEFERRED COMPENSATION

The following table contains information with respect to the non-qualified deferred compensation plan by the executive officers named above during the fiscal year ended December 31, 2006.

Name	Executive Contributions in 2006 ($) (1)	Registrant Contributions in 2006 ($) (2)	Aggregate Earnings in 2006 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2006 ($) (4)
Tilman J. Fertitta	10,000	3,000	5,225	—	44,977
Richard H. Liem	50,000	12,000	19,977	—	179,719
Steven L. Scheinthal	40,000	12,000	22,656	—	180,402
Jeffrey L. Cantwell	32,596	9,055	16,052	—	149,615
Richard E. Ervin	30,000	0	3,727	—	33,727
K. Kelly Roberts	10,400	3,120	4,812	—	42,141

(1)	Amounts in the “Executive Contributions in 2006” column were deferred in 2006 and, for all executives other than Mr. Cantwell, were reflected in the “Bonus” column of the 2005 Summary Compensation Table. These amounts were earned in 2005 but paid in 2006. Mr. Cantwell’s 2006 contribution was made from his 2006 base salary and therefore is reflected in the 2006 Summary Compensation Table.

(2)	Amounts in the “Registrant Contributions in 2006” column are reflected in the “All Other Compensation” column of the 2006 Summary Compensation Table. These contributions were based on the executive contributions actually made in 2005.
(3)	None of the earnings reported in this column is included in the Summary Compensation Table because they were not above market or preferential.
(4)	The following amounts represent aggregate executive and Company contributions under the plan prior to 2006 and were previously reported as compensation to the named executive officers in the Summary Compensation Table for previous years: Mr. Fertitta, $36,000; Mr. Liem, $155,290; Mr. Scheinthal, $144,000; Mr. Cantwell, $123,456; and Mr. Ervin, $30,000. Mr. Roberts was not previously listed in the Summary Compensation Table. His total individual and company contributions prior to 2006 were $26,355.

The following describes the material features of our non-qualified deferred compensation plan in which the executive officers participate.

The deferred compensation plan went into effect in 2004. Executive contributions are made from base salary or bonus. Under the deferred compensation plan, a participant receives his prior deferrals and vested matching contributions, along with any accumulated earnings thereon, following his termination of employment, disability (as defined by the plan), death (in which case the designated beneficiary will receive the benefit), or upon a change of control. Participants may also receive unplanned in-service distributions in limited emergency situations. The Participant may elect to defer a minimum of $2,000 of base salary and/or bonus, and is subject to a maximum contribution of 90% of the participant’s base salary and 100% of the bonus.

We have hired Clark Consulting to help manage the deferred compensation plan. Clark Consulting has set up an investment vehicle, similar to our 401(k) plan offered to non-executives. The deferred compensation plan allows the participants to allocate and/or reallocate the balance in their account daily among available measurement funds. Therefore, the annual earnings will be dependant upon the portfolio selections made by each participant. During 2006, there was a selection of 14 measurement funds available with a combined average return of 13.95%. The best performing fund was AIM VI Real Estate: SI Fund with an annual return of 42.60%. The worst performing fund was the PIMC VIT Real Return: AC with an annual return of 0.57%. The Maxim Money Market had a return of 4.58%.

We have the discretion to make matching contributions to a participant’s account. In 2006, we matched either 25% or 30% of each participant’s 2006 contributions. The executive officers each received a 30% matching contribution in 2006 for 2005 deferrals. The matching contribution is subject to a five (5) year vesting schedule at a rate of 20% per year. Notwithstanding the vesting schedule, a participant will become fully vested upon reaching the age of 62.

The deferred compensation plan allows participants to elect the form in which the retirement benefit will be paid (lump-sum or installments). The participant has the opportunity to change the form of the retirement benefit payment subject to certain requirements.

We have adopted a “rabbi trust” to protect the assets of the deferred compensation plan.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE OF CONTROL

Effective January 1, 2003, we entered into an employment agreement with Tilman Fertitta, our CEO, that sets forth the general terms and conditions of his employment for the term commencing January 1, 2003. The initial term of the contract expires at the end of 2007. The contract automatically extends for an additional period of five years unless either party provides written notice of its election not to extend.

Under the agreement, Mr. Fertitta agrees to serve as our President, CEO and Chairman of the Board for an annual base salary of not less than $1,250,000. The Compensation Committee is required to review Mr. Fertitta’s salary at least annually to determine if any salary increases are warranted. The agreement provides that Mr. Fertitta shall be entitled to participate in any cash bonus programs established by the Company and, in the absence of a cash bonus program, to receive an annual bonus as determined by the Compensation Committee and in the range of up to two times Mr. Fertitta’s base salary. The Agreement provides that:

•	Mr. Fertitta is eligible to participate in the Company’s deferred compensation plans,

•	Mr. Fertitta is entitled to an automobile and payment or reimbursement of all operating and maintenance costs,

•

the Company will provide an annual expense and/or administrative or support/personnel allowance and will pay or reimburse Mr. Fertitta for annual financial service fees for tax preparation, estate planning and legal or financial advice,

•

the Company will reimburse Mr. Fertitta for all reasonable business expenses, including travel, business entertainment and membership fees and dues for country clubs Mr. Fertitta deems necessary to carry out his duties under the employment agreement,

•	the Company will provide Mr. Fertitta with the use of Company transportation and dockage fees,

•

Mr. Fertitta is entitled to life insurance and other insurance benefits as approved by the Compensation Committee and provided to other executive officers of the corporation as well as payment or reimbursement of medical expenses or charges not otherwise paid for by Company-provided insurance,

•	the Company shall provide for the security of Mr. Fertitta, and

•

for each year of the agreement, the Company shall make charitable contributions to charities of Mr. Fertitta’s choice of at least $500,000 as well as match Mr. Fertitta’s charitable contributions in an amount not to exceed $250,000 per year.

In addition, the agreement grants to Mr. Fertitta the right to receive stock options and 500,000 shares of restricted stock, to be issued in the amount of 100,000 shares a year over the term of the agreement and which vests 10 years from the effective date of the grant. Beginning in 2006, the Company adopted a general policy to grant restricted stock in lieu of options due to the many variables in valuing option awards. In connection with this new policy, the Company amended the employment agreement effective March 14, 2006. Previously, the employment agreement provided that Mr. Fertitta was entitled to an aggregate of 800,000 stock options over the term of the agreement, of which 250,000 were issued in 2004. After the Committee determined it was in the Company’s best interest to issue restricted stock rather than options, the Committee, based on the recommendation of Pearl Meyer & Partners, issued 275,000 shares of restricted stock to the CEO in place of the remaining 550,000 options. The conversion factor was determined by the Compensation Committee based on a report by Pearl Meyer & Partners. The restricted stock will not vest until seven years from the date of the grant.

The Company does not have employment agreements with any of its other executive officers.

In the event Mr. Fertitta’s employment is terminated as a result of his death or disability (as defined in the employment agreement), he, or his legal representative, is entitled to receive all compensation he would otherwise have been entitled to receive throughout the remaining term of the employment period as well as other death or disability benefits we provide. In addition, any stock options or restricted stock immediately vest. In the event Mr. Fertitta’s employment is terminated (i) by him other than for good reason, or (ii) by us for cause, Mr. Fertitta will receive all accrued compensation and other amounts owed to him as of the date of termination. In the event Mr. Fertitta’s employment is terminated (i) by us other than for cause, (ii) by Mr. Fertitta for good reason or (iii) within one year of a change in control, all of Mr. Fertitta’s stock options and restricted stock immediately vest and Mr. Fertitta is entitled to receive, among other things, (a) a lump sum payment of $5,000,000 in consideration of his agreement not to compete with us, (b) an amount equal to three times 180% of his base salary, (c) an additional lump sum payment necessary to pay the life insurance policy and (d) a continuation of certain other benefits.

Potential Payments on Termination Following a Change in Control

As described above, our CEO is party to an employment agreement with us and each executive officer is a party to equity award agreements relating to options and restricted stock granted and various plans. These agreements and plans provide that an executive officer is entitled to additional consideration in the event of a termination event. The following sets forth the incremental compensation that would be payable by us to each of our executive officers in the event of the executive officer’s termination of employment with us under various scenarios, which we refer to as “termination events,” including the executive officer’s voluntary resignation, involuntary termination for cause, involuntary termination without cause, termination by the executive for good reason, termination in connection with a change in control, termination in the event of disability, termination in the event of death, and termination in the event of retirement. In accordance with applicable SEC rules, the following discussion assumes:

•	that the termination event in question occurred on December 29, 2006, the last business day of 2006; and

•	with respect to calculations based on our stock price, we used $30.09, which was the reported closing price of our common stock on December 29, 2006.

The analysis contained in this section does not consider or include payments made to an executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees. The actual amounts that would be paid upon an executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time and the executive officer’s age and service.

Tilman J. Fertitta. In addition to the amounts listed below, Mr. Fertitta is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

Element	Involuntary Termination without Cause or for Good Reason ($)		Termination Following a Change in Control ($)		Termination in the Event of Disability ($)		Termination in the Event of Death ($)
Cash	7,390,365	(1)	7,390,365	(1)	1,928,073		1,928,073
Severance Payment (2)	7,830,000		7,830,000		—		—
Health & Security	See	(3)	See	(3)	See	(3)	—
Stock Option Awards (4)	215,832		215,832		215,832		215,832
Restricted Stock Awards (5)	20,310,750		20,310,750		20,310,750		20,310,750
280G Excise Gross-Up (6)	20,772,286		20,772,286		12,042,431		12,042,431

Total	56,519,233		56,519,233		34,497,086		34,497,086

(1)	In the case of a termination without cause, for good reason or following a change of control, includes a lump sum payment in the amount of $5,000,000 in exchange for Mr. Fertitta’s agreement not to compete or solicit employees. The balance of the cash proceeds represents payments on Mr. Fertitta’s life insurance policy, the value of administrative support services and financial service fees, for tax preparation, estate planning and legal or financial advice to which Mr. Fertitta is entitled under his employment agreement, use of Company transportation and dockage fees, and membership fees and dues for country clubs, all of which Mr. Fertitta is entitled to for a period of five years following the termination event.
(2)	Under Mr. Fertitta’s employment agreement, he is entitled to a severance payment equal to three times 180% of his base salary at the rate in effect immediately prior to the termination event.
(3)

Under Mr. Fertitta’s employment agreement, in the case of a termination without cause, for good reason or following a change of control, the Company is obligated to maintain group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, and other insurance coverage in effect immediately prior to the termination event as well as supplemental medical reimbursement until the later of Mr. Fertitta’s death, his wife’s death or until all of his children reach the age of 25 or complete college. In addition, the Company is required to maintain personal security for Mr. Fertitta. In the case of a termination in the event of disability or death, Mr. Fertitta is entitled to benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of other executive level employees of the Company under plans, programs, practices and policies relating to death or disability benefits. In 2006, the approximate cost of the Company provided health insurance and medical expense reimbursement to Mr. Fertitta was $26,260. The cost to us for security services to Mr. Fertitta in 2006 was $246,912.

(4)	Represents immediate vesting of all stock options. The closing price of the Company’s common stock on the New York Stock Exchange on December 29, 2006, was $30.09 per share.
(5)	Represents immediate vesting of all restricted stock awards as well as granting of restricted stock required to be granted under the employment agreement during the term of the employment agreement but not yet granted. The closing price of the Company’s common stock on the New York Stock Exchange on December 29, 2006, was $30.09 per share.
(6)	In the case of a termination without cause, for good reason or following a change of control, represents excise tax gross-up under Section 280G and 4999 of the Internal Revenue Code for all amounts payable to Mr. Fertitta in connection with a termination. In the case of a termination in the event of disability or death, represents excise tax gross-up for amounts payable in connection with the vesting of stock options and restricted stock.

Richard H. Liem. Mr. Liem does not have an employment agreement. Therefore, he is not entitled to any compensation payable or benefits upon a termination event except as provided in his equity award agreements.

Element	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)
Stock Option Awards	38,850	38,850	38,850
Restricted Stock Awards	451,350	451,350	451,350

Total	490,200	490,200	490,200

Steven L. Scheinthal. Mr. Scheinthal does not have an employment agreement. Therefore, he is not entitled to any compensation payable or benefits upon a termination event except as provided in his equity award agreements.

Element	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)
Stock Option Awards	183,060	183,060	183,060
Restricted Stock Awards	601,800	601,800	601,800

Total	784,860	784,860	784,860

Jeffery L. Cantwell. Mr. Cantwell does not have an employment agreement. Therefore, he is not entitled to any compensation payable or benefits upon a termination event except as provided in his equity award agreements.

Element	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)
Stock Option Awards	74,909	74,909	74,909
Restricted Stock Awards	128,936	128,936	128,936

Total	203,845	203,845	203,845

K. Kelly Roberts. Mr. Roberts does not have an employment agreement. Therefore, he is not entitled to any compensation payable or benefits upon a termination event except as provided in his equity award agreements.

Element	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)
Stock Option Awards	114,320	114,320	114,320
Restricted Stock Awards	85,937	85,937	85,937

Total	200,257	200,257	200,257

COMPENSATION OF DIRECTORS

Our Directors who are not executive officers received Director’s fees of $36,000 for 2006, plus the expenses incurred by them on our behalf. Non-employee directors also receive $1,000 for each Audit, Compensation and Nominating and Corporate Governance Committee meeting attended, as well as other committee meetings they attend. In addition, Mr. Taylor received $60,000 for consulting and governmental support services, which amount is reflected in the All Other Compensation column. Historically, each non-employee director has received stock options to acquire shares of common stock. In the past, a non-employee director would receive an option to purchase 10,000 of shares of common stock upon their initial election to the Board and 2,000 shares each time such person was re-elected for an additional term as director. No options were awarded to any of the non-employee directors upon their re-election in 2005. The Board of Directors obtained shareholder approval in 2006 to provide for the issuance of shares of restricted stock upon a non-employee director’s election to the Board or subsequent re-election in lieu of stock options. In 2006, each non-employee director received 2,000 shares of restricted stock with a two year vesting schedule. While normally a non-employee director will receive 1,000 shares of restricted stock upon their election or re-election to the Board, the Board made the decision to issue an additional 1,000 shares to each non-employee director in 2006 due to the fact that no equity compensation was issued to any non-employee director re-elected to the Board in 2005. All Other Compensation reflects dividend compensation paid on the stock awards. None of the directors have any perquisites over $10,000.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (6)	All Other Compensation ($)	Total ($)
Michael S. Chadwick (2)	43,000	62,440	—	200	105,640
Michael Richmond (3)	44,000	62,440	3,248	200	109,888
Joe Max Taylor (4)	40,000	62,440	—	60,200	162,640
Kenneth Brimmer (5)	43,000	62,440	—	200	105,640

(1)	Amounts shown reflect the accounting expense recognized by the Company for financial statement reporting purposes in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payments” and do not reflect whether the named executive officer has actually realized a financial benefit from the award.
(2)	At December 31, 2006, Mr. Chadwick had 16,000 options of which 13,600 were exercisable and 2,000 shares of restricted stock which vest 50% on 6/1/07 and 50% on 6/1/08. The grant date fair value of restricted stock awarded to Mr. Chadwick in 2006 was $62,440, calculated by multiplying the number of shares granted in 2006 by the fair value in accordance with SFAS 123R.
(3)	At December 31, 2006, Mr. Richmond had 12,000 options of which 6,800 were exercisable and 2,000 shares of restricted stock which vest 50% on 6/1/07 and 50% on 6/1/08. The grant date fair value of restricted stock awarded to Mr. Richmond in 2006 was $62,440, calculated by multiplying the number of shares granted in 2006 by the fair value in accordance with SFAS 123R.
(4)

At December 31, 2006, Mr. Taylor had 3,200 options of which 800 were exercisable and 2,000 shares of restricted stock which vest 50% on 6/1/07 and 50% on 6/1/08. The grant date fair value of restricted stock awarded to Mr. Taylor in 2006 was $62,440, calculated by multiplying the number of shares granted in 2006 by the fair value in accordance with SFAS 123R.
(5)	At December 31, 2006, Mr. Brimmer had 10,000 options of which 4,000 were exercisable and 2,000 shares of restricted stock which vest 50% on 6/1/07 and 50% on 6/1/08. The grant date fair value of restricted stock awarded to Mr. Brimmer in 2006 was $62,440, calculated by multiplying the number of shares granted in 2006 by the fair value in accordance with SFAS 123R.
(6)	The amount listed in the Option Awards Table was expensed by the Company in 2006 for the named director in connection with the Company’s stock option review. No options were awarded to this director in 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Taylor, Chadwick and Richmond served as members of the Compensation Committee during 2006. No member of the Compensation Committee is or has been an officer or employee of ours or any of our subsidiaries. The members of the Compensation Committee had no other relationships with us requiring disclosure pursuant to Item 404 of SEC Regulation S-K. No executive officer of ours served as a member of the Compensation Committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation whose executive officer served on the Compensation Committee. None of our executive officers served as a director of another corporation whose executive officers served on the Compensation Committee. None of our executive officers served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another corporation whose executive officers served as one of our directors.

CERTAIN TRANSACTIONS

Our policy is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. In any event, any such transactions will be entered into on terms which we believe are no less favorable to us than could be obtained from third parties, and such transactions will be approved by a majority of our disinterested directors.

In 2003, we entered into a Management Agreement (the “Agreement”) with Fertitta Hospitality, L.L.C. (“Fertitta Hospitality”), which is jointly owned by our President and CEO and his wife. Pursuant to the Agreement, we provide services to Fertitta Hospitality with respect to management and operational matters, administrative, personnel and transportation matters and receives a fee of $7,500 a month, plus reimbursement of expenses. The Management Agreement provides for a renewable three year term. The terms of the Management Agreement were approved by the Non-Employee Directors, who received an opinion of an independent consultant that the economic and non-economic terms of the Management Agreement were a fair-market transaction.

In 1999, we entered into a ground lease agreement with 610 Loop Venture, LLC, a company wholly-owned by our President and CEO, on land adjacent to our corporate headquarters. The ground lease was for a term of five years with one option renewal period. Under the terms of the ground lease, 610 Loop Venture pays us base rent of $12,000 per month plus pro-rata real property taxes and insurance. 610 Loop Venture also has the option to purchase certain property based upon an appraised or predetermined value. In 2004, the ground lease agreement was extended for another five (5) years.

In 2002, in connection with the construction of a Rainforest Cafe restaurant on a prime tract of waterfront property in Galveston, Texas, we entered into a 20-year, with option renewals, ground lease agreement with Fertitta Hospitality having a base rent of $96,000 per year. Pursuant to the terms of the lease, the annual rent is equal to the greater of the base rent or sliding scale percentage rent from four to six percent of revenues, plus real property taxes and insurance. The terms of the lease were approved by the Non-Employee Directors, who received the opinion of an independent real estate firm that the economic and non-economic terms of the lease were a fair-market transaction. In 2006, we paid total base and percentage rent in the amount of $567,000.

As permitted by the employment contract between us and our CEO, we made a charitable contribution in the amount of $91,000 to a charitable foundation that our CEO served on as trustee in 2006.

On a routine basis we hold or host promotional events, training seminars and conferences for our personnel. In connection therewith, in 2006, we incurred expenses in the amount of $50,000 at resort hotel properties owned by our CEO and to which we provide management services. The amount that we paid is below the amount that would have been paid by an unaffiliated third party.

We jointly sponsor events and promotional activities with Fertitta Hospitality which result in shared costs and use of our personnel or Fertitta Hospitality employees and assets.

The above agreements were entered into between related parties and were not the result of arm’s-length negotiations. Accordingly, the terms of each transaction may have been more or less favorable to us than might have been obtained from unaffiliated third parties. We believe that the terms of each transaction were at least as favorable to us as that which could have been obtained in arm’s-length transactions with an unaffiliated party.

REPORT OF THE AUDIT COMMITTEE

FOR THE YEAR ENDED DECEMBER 31, 2006

The Audit Committee is composed of three Non-Employee Directors and acts under a written charter adopted by the Board of Directors. The Audit Committee has the sole responsibility for the appointment and retention of the Company’s independent auditors and the approval of all audit and engagement fees. The Audit Committee meets periodically with management, the internal auditors and the independent auditors regarding accounting policies and procedures, audit results and internal accounting controls. The internal auditors and the independent auditors have free access to the Audit Committee, without management’s presence to discuss the scope and results of their audit work. The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process, including establishing and maintaining the systems of internal controls over financial reporting and assessing the effectiveness of those controls. The independent auditors, Grant Thornton LLP (“GT”), are responsible for auditing those financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States as well as reporting on the effectiveness of the Company’s internal controls over financial reporting. On behalf of the Board of Directors, the Audit Committee monitors the Company’s financial reporting processes and systems of internal control, the independence and the performance of the independent accountants, and the performance of the internal auditors.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee has discussed with the independent accountants their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent accountants in accordance with standards established by the American Institute of Certified Public Accountants.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006, and matters related to Section 404 of the Sarbanes-Oxley Act of 2002 with the Company’s management and representatives of GT. The Audit Committee discussed with GT the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee discussed with GT their independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has received from GT the written disclosure required by Standard No. 1.

Based on the reviews and discussions described above, the Audit Committee has recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee

Michael S. Chadwick, Chairman

Michael Richmond

Kenneth Brimmer

The Audit Committee has again retained GT as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. A representative of GT will be present at the annual meeting. The representative will be given an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions.

Audit Fees

For the year ended December 31, 2006, the aggregate fees by GT for the audit of the Company’s financial statements for such year and for the reviews of the Company’s interim financial statements were $1,619,215.

The aggregate fees billed by GT for the audit of the Company’s financial statements for 2005 and for the reviews of the Company’s interim financial statements were $841,815.

Audit-Related Fees

The Company did not pay any Audit-Related Fees for the fiscal year ended December 31, 2006 or 2005 to GT.

Tax Fees

The Company did not pay any fees for professional services rendered by GT for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2006 or 2005.

All Other Fees

The aggregate fees billed for services rendered by GT not reportable as Audit Fees, Audit-Related Fees or Tax Fees for the fiscal year, ended December 31, 2006 and December 31, 2005 were $0.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the independent registered public accounting firm. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. Services proposed to be provided by the independent registered public accounting firm that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be approved by the Audit Committee.

All requests or applications for the independent registered public accounting firm to provide services to the Company must be submitted to the Audit Committee by the independent registered public accounting firm and management and state as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to independent registered public accounting firm independence. In the event that any member of management or the independent registered public accounting firm becomes aware that any services are being, or have been, provided by the independent registered public accounting firm to the Company without the requisite pre-approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate management so that prompt action may be taken to the extent deemed necessary or advisable.

All of the services provided by the Company’s independent registered public accounting firm during 2005 and 2006 were pre-approved by the Audit Committee.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2008 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at the Company’s principal executive offices not later than February 1, 2008. The Company will not be required to include in its proxy statement or form of proxy a stockholder proposal which is received after that date or which otherwise fails to meet requirements for stockholder proposals established by regulations of the Securities and Exchange Commission. The persons named in the Company’s form of proxy for the 2008 Annual Meeting of Stockholders will have discretionary authority to vote any proxies they hold at such meeting on any matter for which the Company does not receive notice by 45 days prior to the date this proxy is mailed even though there is no description of the proposal in the proxy statement.

If the date of the 2008 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2007 Annual Meeting of Stockholders:

•	The deadline for submitting proposals is a reasonable time before the Company begins to print and mail its proxy materials for its 2008 Annual Meeting of Stockholders, and

•

The persons named in the Company’s form of proxy for the 2008 Annual Meeting of Stockholders will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before the Company mails its proxy materials for the 2008 Annual Meeting of Stockholders.

CORPORATE GOVERNANCE

The Company is committed to good corporate governance. The Company’s corporate governance is founded on a commitment to its stockholders’ interests and compliance with the corporate governance rules promulgated by the New York Stock Exchange and the Securities and Exchange Commission. In compliance with SEC and NYSE rules, the Board has adopted Corporate Governance Guidelines that govern the function and operation of the Company’s Board of Directors, including the qualification and independence standards for Board members. In addition, the Board of Directors has drafted Board Committee Charters and Code of Ethics to comply with the new strictures of the SEC and NYSE. The Company’s Corporate Governance Guidelines, Committee Charters and Code of Ethics may be found on its website at www.LandrysRestaurants.com and can also be obtained by directing a written request to Steven L. Scheinthal, Secretary, Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas 77027.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this proxy statement or annual report is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement or annual report to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future, a shareholder may submit a written request to the Corporate Secretary, 1510 West Loop South, Houston, Texas 77027 or an oral request by calling the Corporate Secretary at (713) 850-1010.

FORM 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, but not the exhibits. Requests for copies of such report should be directed to Steven L. Scheinthal, Secretary, Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas 77027. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request therefore addressed to Mr. Scheinthal.

EACH STOCKHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON IS URGED TO EXECUTE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

Steven L. Scheinthal,
Secretary

September 6, 2007

ATTACHMENT A

LANDRY’S RESTAURANTS, INC.

AUDIT COMMITTEE CHARTER

PURPOSE

The purposes of the Audit Committee (“Committee”) are to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor; and to produce an audit committee report for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary.

MEMBERSHIP

The Committee will consist of three or more members of the Board appointed from time to time by the Board, each of whom the Board has determined have no material relationship with the Company. The Committee will consist solely of non-employee directors who meet the independence and experience requirements of the Securities and Exchange Commission and the New York Stock Exchange. The Board shall determine that each member is financially literate and that at least one member shall have accounting or related financial management expertise as such qualifications are interpreted by the Board in its business judgment. Members of the Committee are subject to removal at any time by a majority of the Board without cause. Any resulting vacancy may be filled by the Board.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee and disclosed this determination in the Company’s annual proxy statement.

No member of the Committee may receive any compensation from the Company other than (i) director’s fees (including cash, stock, restricted stock and/or stock options); (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that other directors receive.

DUTIES AND RESPONSIBILITIES

The Committee is not responsible for preparing financial statements or performing audits, and its members are not auditors or certifiers of the Company’s financial statements.

The Committee will:

1.	select the Company’s independent auditor (subject to stockholder ratification of the selection, if such ratification is required or sought), approve the fees to be paid to such firm, and terminate such firm when circumstances warrant;

2.	review and discuss with the independent auditor the scope and plans for its audit examination, its audit procedures and the results of the annual audit examination;

3.	evaluate the independent auditor’s qualifications, performance and independence on an ongoing basis, but no less frequently than once per year;

4.	establish policies and procedures for, and, as appropriate, approve the engagement of, the independent auditor for any non-audit service (to the extent such service is not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, as amended) and the fee for such service, and consider whether the independent auditor’s performance of any non-audit services is compatible with its independence. The Committee may delegate one (1) or more members the authority to grant pre-approval of non-audit services;

5.	at least annually, obtain and review a report by the independent auditor describing:

•	the independent auditor’s internal quality-control procedures;

•

any material issues raised by the most recent internal quality- control review, or peer review of the independent auditor’s firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues;

•	all relationships between the independent auditor and the Company; and

•

that neither the lead (or coordinating) audit partner having primary responsibility for the Company’s audit nor the audit partner responsible for reviewing the Company’s audit has performed audit services for the Company in each of the Company’s five (5) previous fiscal years;

6.	review and discuss with management and the independent auditor the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing or release of such financial statements;

7.	review with management and the independent auditor (a) major issues regarding accounting policies and practices used by the Company, including any significant changes in selection or application of accounting policies and major internal controls; (b) all significant reporting issues and judgments, including the effects of alternative GAAP methods; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures;

8.	recommend to the Board whether, based on the review and discussions described in paragraphs (6) and (7) above, the annual audited financial statements should be included in the Company’s annual report on Form 10-K;

9.	regularly review with the independent auditor any audit problems or difficulties and management’s response (including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management), and resolve disagreements between management and the independent auditor regarding financial reporting;

10.	review the performance of the internal auditor;

11.	establish clear hiring policies for employees or former employees of the independent auditor;

12.	establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

13.	meet periodically with management, the internal auditor and the independent auditor and obtain, review, and/or discuss (a) the reports required to be prepared by the independent auditor under Section 10A(k) of the Securities Exchange Act of 1934 regarding (i) all critical accounting policies and practices used in the Company’s audit, and (ii) all alternative treatments of the Company’s financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor, and (b) all other material written communications between the independent auditor, management and the internal auditor, such as any management letter or schedule of unadjusted differences;

14.	discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

15.	discuss policies with respect to risk assessment and risk management and generally review processes established by management to manage and assess risk;

16.	produce an audit committee report for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations;

17.	review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval;

18.	conduct an annual performance evaluation of the Committee, in connection with which the Committee will review on a retrospective basis:

a.	major issues regarding accounting principles and financial statement presentations, including any significant change in the Company’s selection or application of accounting principles;

b.	major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

c.	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

d.	the effect on the financial statements of regulatory and accounting initiatives and off-balance sheet structures;

e.	earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; and

19.	as appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

The Committee will provide regular reports of its activities to the Board, specifically addressing any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, or the performance of the internal audit function.

MEETINGS

The Committee shall meet once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable. A majority of the members of the Committee will constitute a quorum for the transaction of business. Periodically, the Committee should meet separately with management, the internal auditor and the independent auditor to discuss any matters that the Committee believes should be discussed. Members of the Committee may participate in a meeting of the Committee by telephonic communication.

RESOURCES AND AUTHORITY

The Committee will have the resources and authority appropriate to discharge its responsibilities, including sole authority to:

•	retain and terminate the independent auditor, which will be accountable to and report to the Committee;

•	approve any significant non-audit relationship with the independent auditor, other than any relationship to provide services prohibited by Section 10A(g) of the Exchange Act; and

•	approve all audit engagement fees and terms.

In addition, the Committee will have authority to:

•	conduct or authorize investigations into any matters within its scope of responsibilities;

•	engage outside auditors for special audits, reviews and other procedures;

•	retain special counsel and other experts and consultants to advise the Committee; and

•	approve the fees and other retention terms for such parties.

The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee has the authority to use other resources either within or outside the Company to address special circumstances when appropriate.

The Committee may delegate its authority to subcommittees established by the Committee from time to time, which subcommittees will consist of one or more members of the Committee and will report to the Committee.

ADOPTION OF CHARTER

This Charter was originally adopted by the Board of Directors on April 26, 2004.

LANDRY’S RESTAURANTS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Tilman J. Fertitta and Steven L. Scheinthal or either of them, with power of substitution of each, are hereby authorized to represent the undersigned at the Annual Meeting of Stockholders of Landry’s Restaurants, Inc., to be held at Landry’s Restaurants corporate offices, 1510 West Loop South, Houston, Texas, on September 27, 2007, at 3:00 p.m., and any adjournment or adjournments thereof, and to vote the number of shares which the undersigned would be entitled to vote if personally present.

To vote in accordance with the Board of Directors’ recommendations, just sign the reverse side; no boxes need be checked.

(Continued and to be signed on reverse side)

Please date, sign and mail your proxy card back as soon a possible!

Annual Meeting of Stockholders

LANDRY’S RESTAURANTS, INC.

September 27, 2007

Please Detach and Mail in the Envelope Provided

☒ Please mark your votes as in this example.

1. Election of Directors:

FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR
ALL NOMINEES LISTED BELOW
☐	☐

Nominees: Tilman J. Fertitta
Steven L. Scheinthal
Kenneth Brimmer
Michael S. Chadwick
Michael Richmond
Joe Max Taylor

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above)

2.	In their discretion, upon such other matters as properly come before the meeting.

When properly executed, this proxy will be voted as designated hereon by the undersigned. If no choice is specified, the proxy will be voted “FOR” the election of all nominees for Director listed hereon, and according to the discretion of the proxy holders, on any other matters that may properly come before the Annual Meeting or any and all postponements or adjournments thereof.

PLEASE DO NOT FOLD OR MUTILATE THIS CARD

NOTE: Please sign exactly as your name appears on this card. On joint accounts, each joint holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

SIGNATURE	DATE , 2007

SIGNATURE	DATE , 2007